Exhibit 23
                                                               ----------

                       Consent of Independent Accountants

     We hereby consent to the incorporation by reference in the Registration Statement of Commonwealth Industries, Inc. on Form S-8 (File No. 33-90292) of our reports dated June 25, 1999, on our audits of the financial statements and supplemental schedules of the Commonwealth Industries, Inc. Performance Sharing Plan for Hourly Employees (formerly Commonwealth Aluminum Corporation Performance Sharing Plan for Collectively Bargained Employees) and the
Commonwealth  Industries,  Inc.  Savings Plan for Salaried  Employees  (formerly
Commonwealth  Aluminum  Corporation   Performance  Sharing  Plan  for  Salaried
Employees) as of December 31, 1998 and 1997, and for the years ended December 31, 1998 and 1997, which reports are incorporated by reference in this Annual Report on Form 11-K.


/s/ PricewaterhouseCoopers LLP

Louisville, Kentucky
June 30, 1999